Execution Version

AMENDMENT TO SUBADVISORY AGREEMENT

FOR AST BALANCED ASSET ALLOCATION PORTFOLIO OF

ADVANCED SERIES TRUST

This Amendment is made by and among AST Investment Services, Inc., a Maryland corporation, PGIM Investments LLC, a New York limited liability company (collectively, the “Manager”) and J.P. Morgan Investment Management Inc. a Delaware corporation, (“J.P. Morgan” or the “Subadviser”).

WHEREAS, the Manager and the Subadviser entered into a Subadvisory Agreement, dated as of May 13, 2021, pursuant to which the Subadviser has been retained to provide investment advisory services to the

AST Balanced Asset Allocation Portfolio (the “Agreement”).

WHEREAS, the Manager and the Subadviser desire to amend the Agreement in accordance with Section 10 to revise Schedule A to amend the fee schedule.

NOW THEREFORE, it is agreed as follows;

1.Schedule A is hereby deleted in its entirety and replaced with the attached Schedule A.

2.Capitalized terms used herein but not otherwise defined shall have the meanings given to those terms in the Agreement.

3.Except as expressly amended hereby, all provisions of the Agreement remain in full force and effect and are unchanged in all other respects.

4.If any provisions in this Amendment shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Amendment, but this Amendment shall be construed so as to effectuate the intent of the parties hereto as nearly as possible without giving effect to such invalid, illegal or unenforceable provision as if such provision had never been contained herein.

5.This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original and, all of which, when taken together, shall constitute one and the same instrument.

IN WITNESS HEREOF, AST Investment Services, Inc., PGIM Investments LLC and J.P. Morgan Investment Management Inc. have duly executed this Amendment as of the effective date of this Amendment.

AST INVESTMENT SERVICES, INC.

By: /s/ Timothy Cronin

Name: Timothy Cronin

Title: President

PGIM INVESTMENTS LLC

By: /s/ Timothy Cronin

Name: Timothy Cronin

Title: Senior Vice President

J.P. MORGAN INVESTMENT MANAGEMENT INC.

By: /s/ Bootsie Beeks

Name: Bootsie Beeks

Title: Vice President

Effective Date as Revised: December 9, 2024

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SCHEDULE A

Advanced Series Trust

AST Balanced Asset Allocation Portfolio

As compensation for services provided by J.P. Morgan Investment Management Inc. (J.P. Morgan), AST Investment Services, Inc. and PGIM Investments LLC will pay J.P. Morgan a subadvisory fee on the net assets managed by J.P. Morgan that is equal, on an annualized basis, to the following:

Portfolio	Subadvisory Fee*
AST Balanced Asset Allocation	For Large-Cap Core:
Portfolio	0.195% of average daily net assets

For Equity Income:
0.34% of average daily net assets
For Global Fixed Income:
0.17% of average daily net assets

*In the event J.P. Morgan invests Portfolio assets in other pooled investment vehicles it manages or subadvises, J.P. Morgan will waive its subadvisory fee for the Portfolio in an amount equal to the acquired fund fee paid to J.P. Morgan with respect to the Portfolio assets invested in such acquired fund. Notwithstanding the foregoing, the subadvisory fee waivers will not exceed 100% of the subadvisory fee.

Effective Date as Revised: December 9, 2024

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